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CHS Reports First Quarter Fiscal Year 2025 Earnings
$244.8 Million in First Quarter Net Income Reflects Market Conditions

ST. PAUL, MINN. (January 8, 2025) - CHS Inc., the nation’s leading agribusiness cooperative, today released results for its first quarter of fiscal year 2025. The company reported net income of $244.8 million and revenues of $9.3 billion for the quarter that ended Nov. 30, 2024, compared to net income of $522.9 million and revenues of $11.4 billion in the first quarter of fiscal year 2024.
Key highlights for first quarter fiscal year 2025 financial results:
•Decreased selling prices for grains, oilseeds and refined fuels led to lower revenues.
•Despite strong sales volumes, Energy segment earnings declined due to evolving market conditions negatively impacting refining margins.
•Ag segment earnings were moderately lower due to softening oilseed crush margins compared to historically high margins in the first quarter of the prior fiscal year.
•Equity method investments continued to perform well, with the CF Nitrogen investment being the largest contributor.

“The energy industry is experiencing compressed refinery margins at the same time that U.S. agriculture is seeing a weaker farm economy with a globally competitive marketplace for grains and oilseeds,” said Jay Debertin, president and CEO of CHS Inc. “Just as we have for nearly 100 years, CHS is leveraging our efficient global supply chain, strong relationships and expertise to navigate these changing markets, while strategically investing to meet our owners’ future needs.”

Energy
Pretax earnings of $19.8 million for the first quarter of fiscal year 2025 represent a $247.1 million decrease versus the prior year period and reflect:
•Lower refined fuel margins due to less favorable market conditions, including higher U.S. refinery capacity utilization and global production
•The positive impact of lower costs for renewable fuel credits, which partially offset lower income from refined fuels

Ag
Pretax earnings of $166.7 million represent a $3.1 million decrease versus the prior year period and reflect:
•Decreased margins in oilseed processing due to a larger supply of canola and soybean meal and oil across global markets, somewhat offset by the timing impact of market adjustments
•Market-driven price decreases in wholesale and retail agronomy

Nitrogen Production
Decreased market prices for urea, partially offset by lower natural gas costs, contributed to pretax earnings of $25.2 million — an $11.2 million decrease versus the prior year period.

Corporate and Other
Pretax earnings of $47.2 million represent a $3.3 million increase versus the prior year period, primarily reflecting improved equity method investment income.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Three Months Ended November 30,
	2024	2023
Energy	$19,763	$266,835
Ag	166,652	169,720
Nitrogen Production	25,241	36,459
Corporate and Other	47,181	43,832
Income before income taxes	258,837	516,846
Income tax expense (benefit)	13,244	(6,522)
Net income	245,593	523,368
Net income attributable to noncontrolling interests	803	445
Net income attributable to CHS Inc.	$244,790	$522,923

*Earnings is defined as income (loss) before income taxes.

CHS Inc. (www.chsinc.com) creates connections to empower agriculture. As a leading global agribusiness and the largest farmer-owned cooperative in the United States, CHS serves customers in 65 countries and employs approximately 10,000 people worldwide. We provide critical crop inputs, market access and risk management services that help farmers feed the world. Our diversified agronomy, grains, foods and energy businesses recorded revenues of approximately $39 billion in fiscal year 2024. CHS is committed to reducing our impact on the planet, finding and developing new solutions in agriculture and energy, and investing in ways to build a better future for our owners, customers, employees and communities.

This document and other CHS Inc. publicly available documents contain, and CHS officers, directors and representatives may from time to time make "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of CHS businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward- looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward- looking statements are discussed or identified in CHS filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2024. These factors may include changes in commodity prices; political, economic, legal and other risks of doing business globally; ongoing wars and global conflicts; global and regional factors impacting demand for CHS products; the impact of inflation; the impact of competitive business markets; any loss of members who choose to do business with other companies instead of CHS; the impact of market acceptance of alternatives to refined petroleum products; consolidation among CHS suppliers and customers; nonperformance or nonpayment by contractual counterparties; deterioration in credit quality of third parties who owe CHS money; the effectiveness of CHS risk management strategies; actual or perceived quality, safety or health risks associated with CHS products; business interruptions, casualty losses and supply chain issues; the impact of epidemics, pandemics, outbreaks of disease and other adverse public health developments; the impact of workforce factors; technological improvements and sustainability initiatives that decrease demand for CHS products; security breaches or other disruptions in CHS information technology systems or assets; increased scrutiny and changing expectations with respect to environmental, social and governance practices; failures or delays in achieving strategies or expectations related to climate change or other environmental matters; CHS ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; the impact of government policies, mandates, regulations and trade agreements; changes in federal income tax laws or CHS tax status; the impact and costs of compliance or noncompliance with applicable laws and regulations; the costs of compliance with environmental and energy laws and regulations; the impact of environmental liabilities and litigation; the impact of seasonality; the impairment of long-lived assets; CHS funding needs and financing sources; financial institutions’ and other capital sources’ policies concerning energy-related businesses; limits on CHS ability to access equity capital due to its cooperative structure; and other factors affecting CHS businesses generally. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.